Exhibit 99.1

Executive Offices
One Parkway North Blvd.	For Further Information Contact:
Suite 100
Deerfield, IL 60015-2559	Cody Phipps
President and Chief Executive Officer
or
Fareed A. Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS RECORD REVENUE AND EARNINGS PER SHARE

DEERFIELD, Illinois, February 14, 2013 – United Stationers Inc. (NASDAQ: USTR) reported record revenue and earnings per share for both the fourth quarter and year ended December 31, 2012. It also announced a workforce reduction and facility closure program to reduce costs while allowing continued investment in growth initiatives. The company intends to record a pre-tax charge in the first quarter of 2013 for expenses related to this program.

Fourth Quarter Financial Summary

•	Diluted earnings per share for the quarter were up 25% to $0.81.

•	Net sales increased 3.6% from the prior-year period to $1.24 billion.

•	Gross margin reached $201.7 million, or 16.2% of sales.

•	Operating expenses were $146.3 million, or 11.8% of sales.

•	Operating income increased by 21% to $55.4 million or 4.4% of sales.

•	Net income rose by 18% to $32.9 million.

•	The company completed the acquisition of O.K.I. Supply Co. (OKI) during the quarter.

2012 Financial Summary

•	Diluted earnings per share were $2.73, compared with $2.42 in 2011. Adjusted earnings per share in 2012 grew 12% to $2.82(1) from $2.51(1).

•	Net sales rose 1.9% from the prior year to $5.1 billion, after adjusting for one fewer selling day in 2012.

•	Gross margin was $774.6 million or 15.2% of sales.

•	Operating expenses were $573.7 million or 11.3% of sales. Adjusted operating expenses were $567.4 million(1) or 11.2%(1) of sales.

•	Operating income was $200.9 million or 4.0% of sales. Adjusted operating income reached $207.2 million(1) or 4.1%(1) of sales.

•	Net cash provided by operating activities totaled $189.8 million.

•	2.5 million shares were repurchased at a cost of $69.9 million.

“Our fourth quarter results showed progress on many fronts,” said Cody Phipps, president and chief executive officer. “Benefiting from our recent acquisition, United’s industrial platform is expected to contribute 12% of total revenues and is well positioned for future growth. Our other businesses also continued to show sales and profit growth. This reflected the success of our cost control and value-adding initiatives, and our continued focus on building capabilities that help customers and suppliers capitalize on opportunities in this evolving market. As a result, we generated record revenue, EPS growth and strong cash flow.”

(1)

This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Record Revenue and Earnings Per Share

Fourth Quarter Results

Net sales for the fourth quarter of 2012 were $1.24 billion, up 3.6% from the prior-year period. For the latest three months, industrial supplies sales grew 30.4%, the janitorial & breakroom category expanded 1.9%, office products grew 1.2%, and furniture sales increased 3.9%. The technology category declined 0.1%. Without the effect of the OKI acquisition, consolidated net sales would have increased 1.8%.

Gross margin for the latest quarter was $201.7 million or 16.2% of sales, compared with $173.7 million or 14.5% of sales in the prior year. Gross margin was positively affected by strong execution on a number of fronts, including higher inventory purchase-related supplier allowances, War on Waste (WOW) cost savings and an improvement in overall margin components.

Operating expenses in the 2012 quarter were $146.3 million or 11.8% of sales, compared to $127.8 million or 10.6% of sales in the prior-year period. The latest quarter was unfavorably affected by higher employee-related expenses, including variable management compensation, and higher depreciation and amortization. These were partially offset by a reduction in bad debt.

Operating income in the latest three months was $55.4 million or 4.4% of sales, versus $45.9 million or 3.8% of sales in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $32.9 million versus $27.9 million the year prior. Year-over-year net income was negatively affected by a higher effective tax rate in 2012.

Diluted earnings per share for the most recent quarter were $0.81 versus $0.65 in the prior-year period. Earnings per share growth was driven by increases in operating income, the impact of share repurchases and a reduction in interest expense. Earnings per share for the 2011 quarter included the favorable impact of renegotiated acquisition related earn-outs.

2012 Results

Net sales for the latest year increased 1.9% to $5.1 billion, compared with $5.0 billion in 2011. Excluding the effect of the OKI acquisition, net sales grew 1.5%.

Gross margin in 2012 was $774.6 million or 15.2% of sales, compared with $740.1 million or 14.8% of sales in 2011. This increase was mainly due to higher inventory purchase-related supplier allowances and WOW initiative savings. These improvements were partially offset by competitive pricing pressures and margin mix.

Operating expenses in 2012 totaled $573.7 million or 11.3% of sales. Adjusted operating expenses in 2012 were $567.4 million(1) or 11.2%(1) of sales, excluding the previously reported $6.2 million pre-tax charge for the distribution network optimization and targeted cost reduction program. Adjusted operating expenses in 2011 were $536.4 million(1) or 10.7%(1) of sales, which excluded $0.7 million for a partial reversal of a workforce realignment charge, a $4.4 million equity compensation charge related to a transition agreement with the company’s former chief executive officer, as well as a $1.6 million asset impairment charge related to an equity investment. Higher employee-related expenses and increased depreciation and amortization were partially offset by lower bad debt expense.

Operating income in 2012 was $200.9 million or 4.0% of sales, compared with $198.3 million or 4.0% of sales in the prior year. Adjusted operating income was $207.2 million(1) or 4.1%(1) of sales, compared with $203.6 million(1) or 4.1%(1) of sales in 2011.

Net income was $111.8 million for 2012 versus $109.0 million a year ago. Adjusted net income in 2012 was $115.7 million(1) versus $112.9 million(1) in 2011.

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United Stationers Reports Record Revenue and Earnings Per Share

Diluted earnings per share for the latest year were $2.73 versus $2.42 in 2011. Adjusted diluted earnings per share for 2012 rose 12% to $2.82(1), compared with $2.51(1) in the prior year. The improvement came from higher operating income, the impact of share repurchases, and lower interest expense. Earnings per share for 2011 included the favorable impact of renegotiated acquisition-related earn-outs.

Cash Flow and Debt

Net cash provided by operating activities for 2012 totaled $189.8 million versus $130.4 million in 2011. The increase was mainly due to stronger earnings combined with lower working capital needs. Cash flow used in investing activities, including net capital expenditures and acquisitions, totaled $107.3 million in 2012. Gross capital expenditures were $32.8 million in 2012, compared to $28.0 million in 2011.

The company had approximately $985 million of total committed debt capacity at December 31, 2012. Outstanding debt at year-end 2012 and 2011 was $524.4 million and $496.8 million, respectively. Debt-to-total capitalization increased to 41.5% from 41.3% for the prior year. During 2012, the company repurchased 2.5 million shares for $69.9 million, which was partially funded by additional borrowings from debt facilities. The company also paid $21.3 million in dividends during the current year. The amount remaining under Board share repurchase authorizations at December 31, 2012, was $55.1 million.

“Our balance sheet and cash flow are strong,” said Phipps. “During 2012 and early 2013, we took actions to secure new low-cost financing, continued investing in our growth businesses and acquired OKI. We also increased our dividend and returned capital to shareholders through share repurchases.”

2013 Outlook and First Quarter Actions

“Despite the continued weak economy, United Stationers entered 2013 with solid momentum,” Phipps stated. “The changing market requires that we adapt and evolve, and we are doing this proactively and from a position of strength. We are optimizing our network of distribution centers and realigning resources to support our growth businesses while keeping core operations strong.

“Our strategy is focused on delivering the capabilities that our business partners need to succeed,” he added. “By consistently improving this value, we expect to continue to outperform in the markets in which we compete.”

During the first quarter of 2013, the company plans to take a pre-tax charge in the range of $9 million to $11 million for closing certain OKI facilities, severance costs, and other related expenses. Its goal is to improve the effectiveness and efficiency of operations. The pre-tax charges will be recorded against operating expenses. Cash outflows will occur during 2013 and 2014. Annualized savings associated with these actions are expected to exceed the costs of the charge, with most of the savings materializing in early 2014. Management plans to invest a portion of these savings in growth and other strategic initiatives.

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United Stationers Reports Record Revenue and Earnings Per Share

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, February 15, 2013, at 10:00 a.m. CST, to discuss fourth quarter and year-end 2012 results. To participate, callers within the U.S. and Canada should dial (888) 771-4371 and international callers should dial (847) 585-4405 approximately 10 minutes before the presentation. The confirmation number is “33961424.” To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends. This news release, along with a financial slide presentation and other information relating to the call, also will be available on the website.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key vendors at competitive prices; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

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United Stationers Reports Record Revenue and Earnings Per Share

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2012 net sales of $5.1 billion. The company stocks a broad and deep line of approximately 130,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 72 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and offer next-day delivery to major cities in Mexico and Canada. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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United Stationers Reports Record Revenue and Earnings Per Share

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$1,244,074	$1,201,391	$5,080,106	$5,005,501
Cost of goods sold	1,042,416	1,027,674	4,305,502	4,265,422

Gross profit	201,658	173,717	774,604	740,079

Operating expenses:
Warehousing, marketing and administrative expenses	146,304	127,835	573,693	541,752

Operating income	55,354	45,882	200,911	198,327

Interest expense	4,332	7,275	23,276	27,369
Other (income) expense	—	(2,328)	—	(1,918)

Income before income taxes	51,022	40,935	177,635	172,876

Income tax expense	18,097	13,001	65,805	63,880

Net income	$32,925	$27,934	$111,830	$108,996

Net income per share – diluted	$0.81	$0.65	$2.73	$2.42

Weighted average number of common shares – diluted	40,406	43,010	40,991	45,014

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United Stationers Reports Record Revenue and Earnings Per Share

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$30,919	$11,783
Accounts receivable, net	658,760	659,215
Inventories	767,206	741,507
Other current assets	30,118	48,093

Total current assets	1,487,003	1,460,598

Property, plant and equipment, net	143,523	129,438
Goodwill	357,226	328,061
Intangible assets	67,192	56,285
Other long-term assets	20,260	20,500

Total assets	$2,075,204	$1,994,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$495,278	$499,265
Accrued liabilities	205,228	193,572

Total current liabilities	700,506	692,837

Deferred income taxes	18,054	14,750
Long-term debt	524,376	496,757
Other long-term liabilities	94,176	85,859

Total liabilities	1,337,112	1,290,203

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 74,435,628 shares in 2012 and 2011	7,444	7,444
Additional paid-in capital	404,196	409,190
Treasury stock, at cost – 34,116,220 and 32,281,847 shares at December 31, 2012 and 2011, respectively	(963,220)	(908,667)
Retained earnings	1,343,437	1,253,118
Accumulated other comprehensive loss	(53,765)	(56,406)

Total stockholders’ equity	738,092	704,679

Total liabilities and stockholders’ equity	$2,075,204	$1,994,882

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United Stationers Reports Record Revenue and Earnings Per Share

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2012	2011
Cash Flows From Operating Activities:
Net income	$111,830	$108,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,077	34,053
Share-based compensation	8,746	15,734
Loss on the disposition of plant, property and equipment	122	59
Impairment of equity investment	—	1,635
Amortization of capitalized financing costs	995	974
Excess tax benefits related to share-based compensation	(648)	(6,858)
Deferred income taxes	(6,713)	20,914
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	21,820	(31,686)
Decrease (increase) in inventory	10,374	(58,376)
Decrease (increase) in other assets	21,105	(18,656)
Increase in accounts payable	16,264	89,195
Decrease in checks in-transit	(32,008)	(11,803)
Increase (decrease) in accrued liabilities	276	(1,228)
Increase (decrease) in other liabilities	1,574	(12,590)

Net cash provided by operating activities	189,814	130,363
Cash Flows From Investing Activities:
Capital expenditures	(32,787)	(27,981)
Proceeds from the disposition of property, plant and equipment	775	63
Acquisition net of cash acquired	(75,254)	—

Net cash used in investing activities	(107,266)	(27,918)
Cash Flows From Financing Activities:
Net borrowings under debt arrangements	26,367	91,757
Repayment of debt	—	(376,800)
Proceeds from the issuance of debt	—	340,000
Net proceeds from share-based compensation arrangements	864	9,264
Acquisition of treasury stock, at cost	(69,908)	(162,674)
Payment of cash dividends	(21,285)	(17,517)
Excess tax benefits related to share-based compensation	648	6,858
Payment of debt fees and other	(143)	(2,817)

Net cash used in financing activities	(63,457)	(111,929)

Effect of exchange rate changes on cash and cash equivalents	45	(34)

Net change in cash and cash equivalents	19,136	(9,518)
Cash and cash equivalents, beginning of period	11,783	21,301

Cash and cash equivalents, end of period	$30,919	$11,783

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United Stationers Reports Record Revenue and Earnings Per Share

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in thousands, except per share data)

	For the Years Ended December 31,
	2012		2011
	Amount	% to Net Sales	Amount	% to Net Sales
Sales	$5,080,106	100.00%	$5,005,501	100.00%

Gross profit	$774,604	15.24%	$740,079	14.78%

Operating expenses	$573,693	11.28%	$541,752	10.82%
Equity compensation – CEO transition	—	—	(4,409)	(0.09)%
Asset impairment charge	—	—	(1,635)	(0.03)%
Facility closures and severance charge	6,247	(0.12)%	—	—
Early retirement / workforce realignment	—	—	723	0.01%

Adjusted operating expenses	$567,446	11.16%	$536,431	10.71%

Operating income	$200,911	3.96%	$198,327	3.96%
Operating expense item noted above	6,247	0.12%	5,321	0.11%

Adjusted operating income	$207,158	4.08%	$203,648	4.07%

Net income	$111,830		$108,996
Operating expense items noted above, net of taxes	3,873		3,920

Adjusted net income	$115,703		$112,916

Net income per share – diluted	$2.73		$2.42
Per share operating expense items noted above	0.09		0.09

Adjusted net income per share – diluted	$2.82		$2.51

Adjusted net income per share – diluted growth rate over the prior year period	12%

Weighted average number of common shares – diluted	40,991		45,014

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share for the year ended December 31, 2012, exclude the effects of a $6.2 million charge related to facility closures and severance cost, while 2011 excludes the effects of an equity compensation charge related to a transition agreement with the former chief executive officer, a non-deductible asset impairment charge, and a reversal of a prior-period charge for early retirement / workforce realignment. GAAP require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year, and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with GAAP.

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